MUNIYIELD FLORIDA FUND

FILE # 811-6502

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/19/00	Jacksonville FL Water & Sewer Revenue Bonds 5.3% 10/01/30	$130,000,000.	$3,850,000.	Paine Webber
03/07/01	School Board of Polk County FL Certificates of Participation 5.5% 01/01/25	$54,615,000.	$4,385,000.	Salomon Smith Barney
04/20/01	City of Houston TX Convention & Entertainment Facilities 5.75% 09/01/12	$195,550,000.	$4,000,000.	Lehman Brothers
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